EXECUTION COPY

EXHIBIT 10.9

TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of October 27, 2004, by and among DreamWorks Animation SKG, Inc., a Delaware corporation (“DWA”) and DW Investment II, Inc., a Washington subchapter S corporation (“DWI II”).

WHEREAS, on October 27, 2004, DW Investment I, Inc., a subchapter S corporation (“DWI I”), distributed its entire interest in DreamWorks Animation LLC, a Delaware limited liability company (“DWA LLC”), to Paul G. Allen (“Allen”), its sole shareholder, in a transaction taxable under Section 311 of the Code (the “Vulcan Transaction”).

WHEREAS, on October 27, 2004, after the Vulcan Transaction, Allen contributed his entire interest in DWA LLC to DWI II and DWA acquired such interest in DWA LLC from DWI II by contribution (the “Contribution”) in a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, this Agreement was issued by DWA to DWI II as partial consideration for the DWA LLC interest transferred to DWA by DWI II in the Contribution and shall be treated as “other property” received by DWI II for purposes of Section 351(b) of the Code.

WHEREAS, DWA LLC shall have in effect an election under Section 754 of the Code for the Taxable Year in which the Vulcan Transaction occurs, which will result in an adjustment to the tax basis of the assets owned by DWA LLC as of the Closing Date (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Original Assets”) by reason of the Vulcan Transaction and the issuance of this Agreement to DWI II as partial consideration in the Contribution.

WHEREAS, on October 27, 2004, DWA acquired all the remaining interests in DWA LLC from the holders of such interests, other than an interest in DWA LLC held by DreamWorks, Inc., a Delaware corporation (“DW Inc.”).

WHEREAS, on October 27, 2004, after the Vulcan Transaction, DWA acquired all the outstanding stock of DW Inc.

WHEREAS, DWA is the common parent of the DWA Affiliated Group and DW Inc. is a member of the DWA Affiliated Group.

WHEREAS, 100% of the interests in DWA LLC are held by members of the DWA Affiliated Group and, as a result, the income, gain, loss, expense and other Tax items of DWA LLC will be reported by the DWA Affiliated Group on the DWA Consolidated Returns.

WHEREAS, the income, gain, loss, expense and other Tax items of DWA LLC may be affected by the Basis Adjustment and the Imputed Interest.

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Covered Taxes of the DWA Affiliated Group.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions

Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means the Person identified on Schedule 1.01 to this Agreement or a nationally recognized accounting or law firm that is nationally recognized as being expert in Covered Tax matters that is agreed to by DWA and DWI II as its replacement.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by DWA to DWI II and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to DWI II.

“Agreed Rate” means, LIBOR plus 200 basis points.

“Agreement” is defined in the preamble.

“Agreement Value” is defined in Section 2.01 of this Agreement.

“Amended Tax Benefit Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Treasury Rate” means a rate equal to (1) if an Early Termination Notice is delivered prior to the third anniversary of the Closing Date    , 4.001% or (2) the yield to maturity as of the date an Early Termination Notice is delivered of United States Treasury securities with a constant maturity (the “Applicable Maturity”) (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519)) equal to (a) if such Early Termination Notice is delivered on or after the third anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, 10 years, (b) if such Early Termination Notice is delivered on or after the fifth anniversary of the Closing Date but prior to the fifteenth anniversary of the Closing Date, the number of years from the date such Early Termination Notice is delivered through the fifteenth anniversary of the Closing Date, or (c) if such Early Termination Notice is delivered on or after the fifteenth anniversary of the Closing Date, two years. If there are no United States Treasury securities with a constant maturity equal to the Applicable Maturity, the yield to maturity shall be interpolated from the United States Treasury securities with constant maturities that are most nearly longer than and shorter than the Applicable Maturity.

“Basis Adjustment” means the increase or decrease to the tax basis of an Original Asset (i) under Sections 743(b) and 754 of the Code and comparable sections of the California Revenue and Taxation Code as a result of the Vulcan Transaction and (ii) under Section 362(a) of the Code and the comparable section of the California Revenue and Taxation Code as a result of the receipt by DWI II of this Agreement as partial consideration in the Contribution, as shown on the Basis and Agreement Value Schedule. The Basis Adjustment shall include only the increase or decrease to the tax basis of any Original Asset made as of the Closing Date and for the reasons described in (i) and (ii) above, provided however that if there is a relevant Determination that all or part of the Basis Adjustment described in (ii) above occurred after the Closing Date by reason of the accrual or payment of any amount due to DWI II under this Agreement, then the increase or decrease in the basis of the Original Assets described in (ii) above shall include all such adjustments as they occur after the Closing Date in a manner consistent with such Determination.

“Basis and Agreement Value Schedule” is defined in Section 2.02(a) of this Agreement.

“Business Day” means any calendar day that is not a Saturday, Sunday or other calendar day on which banks are required or authorized to be closed in the City of New York.

“California State Income Tax” means any income, franchise or similar tax imposed by the state of California (including, without limitation, the Corporation Tax Law under the California Revenue and Taxation Code Section 23001 et. seq.), and any interest, additions to tax or penalties applicable or related to such tax.

“Change of Control Event” means the occurrence of any of the following events, not including any events occurring prior to or in connection with an initial public offering of Shares (as defined below), including the occurrence of such initial public offering:

(i) during any period of 14 consecutive calendar months, individuals who were directors of DWA on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors of DWA (the “Board”); provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by DWA’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Exchange Act), in each case other than the management of DWA, the Board or the holders of DWA’s Class B common stock, $0.01 par value;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) DWA or (y) any of its Subsidiaries, but in the case of this clause (y) only if DWA Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of DWA to an entity that is not an affiliate of DWA (a “Sale”) if such Reorganization or Sale requires the approval of DWA’s stockholders under the law of DWA’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of DWA in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the shares of Class A Common Stock of DWA, $0.01 par value, or such other securities of DWA into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction (the “Shares”) or other securities eligible to vote for the election of the Board (together, “DWA Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns DWA or all or substantially all DWA’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding DWA Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than DWA), (2) no “person” (as such term is used in Section 13(d) of the Exchange Act), excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) David Geffen, beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least a majority of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of DWA approve a plan of complete liquidation or dissolution of DWA; or

(iv) any “person” (as such term is used in Section 13(d) of the Exchange Act), corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) DWA, (B) any trustee or other fiduciary holding securities under an employee benefit plan of DWA or an affiliate of DWA or (C) any company owned, directly or indirectly, by the stockholders of DWA in substantially the same proportions as their ownership of the voting power of the DWA Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of DWA representing 20% or more of the combined voting power of the DWA Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of the DWA

Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from DWA or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by DWA or an affiliate of DWA.

“Change of Control Termination Payment” is defined in Section 4.03(c) of this Agreement.

“Closing Date” means October 27, 2004.

“Code” is defined in the recitals.

“Contribution” is defined in the recitals.

“Covered Taxable Year” means any Taxable Year of the DWA Affiliated Group ending after the Closing Date and on or before the end of the Taxable Year including the date which is the twentieth (20th) anniversary of the Closing Date.

“Covered Taxes” means Federal Income Taxes and California State Income Taxes.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of the California Revenue and Taxation Code, as applicable.

“DWA” is defined in the preamble.

“DWA Affiliated Group” means the affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code or the unitary combined group of corporations within the meaning the California Revenue and Taxation Code, as applicable, of which DWA is a member from time to time.

“DWA Consolidated Return” means the consolidated Federal income tax return or California unitary combined tax return, as applicable, of the DWA Affiliated Group filed with respect to any Taxable Year.

“DWA Group” means (i) the corporations that are members of the DWA Affiliated Group and (ii) the corporations that would be members of the DWA Affiliated Group but for the fact they are not includible corporations under Section 1504(b) of the Code.

“DWA Payment” is defined in Section 5.01 of this Agreement.

“DWA LLC” is defined in the recitals.

“DWA Senior Obligations” means indebtedness of DWA (including and together with all monetary obligations in respect of the five-year $200 million revolving credit facility entered into among DWA, JP Morgan Chase Bank and certain other lenders (the “Credit Agreement”), and interest, whether or not allowable, accruing on indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law or that would have accrued but for such filing) arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such indebtedness, is expressly designated “senior debt” and made senior in right of payment to any other of the indebtedness of DWA; provided, that in no event shall DWA Senior Obligations include (i) indebtedness to any Subsidiary of DWA or any officer, director or employee of DWA or any of its Subsidiaries (other than indebtedness that is required to be pledged to the lenders under the Credit Agreement) or (ii) indebtedness to trade creditors.

“DWI I” is defined in the recitals.

“DWI II” is defined in the preamble.

“DWI II Certification Noncompliance” is defined in Section 7.04.

“DW Inc.” is defined in the recitals.

“DW LLC” means DreamWorks L.L.C., a Delaware limited liability company.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the Applicable Treasury Rate plus 300 basis points.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

“Federal Income Tax” means any tax imposed under Subtitle A of the Code or any other provision of United States Federal income tax law (including, without limitation, the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any interest, additions to tax or penalties applicable or related to such tax.

“Governmental Entity” means any Federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

“Holdco” means DWA Escrow LLLP, a Delaware limited liability limited partnership.

“Hypothetical Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have at such time if no Basis Adjustment had been made.

“Hypothetical Tax Liability” means, with respect to any Covered Taxable Year, the liability for Covered Taxes of the DWA Affiliated Group using the same methods, elections, conventions and similar practices used on the relevant DWA Consolidated Return, but using the Hypothetical Tax Basis instead of the actual tax basis of each relevant asset and excluding any deduction attributable to the Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and the similar section of the California Revenue and Taxation Code with respect to DWA’s payment obligations under this Agreement.

“Indemnity Agreement” means the Indemnity Agreement, dated as of October 27, 2004, among M&J K B Limited Partnership, a Delaware limited partnership, M&J K Dream Limited Partnership, a Delaware limited partnership, DG-DW, L.P., a Delaware limited partnership, DW LIPS, L.P., a California limited partnership, and DWI II.

“Initial Value” shall mean the weighted average trading price of DWA Class A common stock on the date of its initial public offering, as reported on the New York Stock Exchange consolidated tape.

“IRS” means the United States Internal Revenue Service.

“Liabilities” means liabilities or obligations of any nature.

“LIBOR” means, for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such month (or portion thereof).

“Net Asset Valuation Date” means each March 31, June 30, September 30 and December 31.

“Net Asset Valuation Statement” is defined in Section 7.03 of this Agreement.

“Original Assets” is defined in the recitals.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or Governmental Entity.

“Proceeding” is defined in Section 8.08 of this Agreement.

“Realized Tax Benefit” means, for a Covered Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Covered Taxes of the DWA Affiliated Group for such Covered Taxable Year. If all or a portion of the actual tax liability for Covered Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or the Realized Tax Detriment unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Covered Taxable Year, the excess, if any, of the actual liability for Covered Taxes of the DWA Affiliated Group over the Hypothetical Tax Liability for such Covered Taxable Year. If all or a portion of the actual tax liability for Covered

Taxes for the Covered Taxable Year arises as a result of an audit by a Taxing Authority of any Covered Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Scheduled Termination Date” shall mean the date on which this Agreement would terminate in the absence of an Early Termination Notice.

“Specified Assets” means (i) cash and cash equivalents, (ii) debt securities with an initial maturity of ten years or less that are traded on a national securities exchange registered under Section 6 of the Exchange Act (an “Exchange”), (iii) equity securities that are traded on an Exchange, (iv) partnership interests in Holdco, and (v) investment funds, provided that any amounts invested in the fund may be withdrawn, without penalty, within a period of 12 months or less.

“Statutory Rate” means the October 2004 long-term applicable federal rate.

“Subsidiary” means any entity in which DWA, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Tax Benefit Payment” is defined in Section 3.01 of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03(a) of this Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of the California Revenue and Taxation Code, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made).

“Taxes” means (i) all forms of taxation or duties imposed, or required to be collected or withheld, including, without limitation, charges, together with any related interest, penalties or other additional amounts, (ii) liability for the payment of any amount of the type described in the preceding clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement (other than this Agreement) or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in the immediately preceding clauses (i) or (ii) (other than an obligation to indemnify under this Agreement).

“Tax Return” means any return, filing, report, questionnaire, information statement or other document required to be filed, including amended returns that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Taxing Authority” means the IRS and any other state, local, foreign or other Governmental Entity responsible for the administration of Taxes.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions of succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of any Valuation Date, the assumptions that (1) in each Covered Taxable Year ending after such Valuation Date DWA will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Covered Taxable Year and (2) the Federal Income Tax rates and California State Income Tax rates that will be in effect for each such Covered Taxable Year will be those specified for each such Covered Taxable Year by the Code and by the California Revenue and Taxation Code as in effect on the Valuation Date.

“Valuation Date” means the Closing Date for purposes of determining the Agreement Value or the date of an Early Termination Notice for purposes of determining an Early Termination Payment or Change of Control Termination Payment.

“Vulcan Transaction” is defined in the recitals.

Determination of Realized Tax Benefit or Realized Tax Detriment

Closing Date Basis Adjustment. DWA and DWI II hereby agree to treat the issuance of this Agreement as property received by DWI II as partial consideration for the Contribution on the Closing Date for all Tax purposes. DWA and DWI II further agree that as a result of the issuance of the Agreement, DWI II shall recognize gain on the Closing Date in an amount not to exceed the value of the Agreement on the Closing Date (the “Agreement Value”) under Section 351(b) of the Code and the comparable section of the California Revenue and Taxation Code and the basis in the Original Assets shall be increased by the amount of such gain recognized under Section 362(a) of the Code and the comparable section of the California Revenue and Taxation Code (in addition to any basis increase occurring as a result of the Vulcan Transaction). DWA and DWI II shall treat such gain and basis adjustment as occurring entirely on the Closing Date unless there is a Determination to the contrary. For all Tax purposes, DWA and DWI II hereby agree that the Agreement Value shall equal the present value, discounted at the Statutory Rate, of all Tax Benefit Payments that would be required to be paid by DWA to DWI II during the period from the Closing Date through the Scheduled Termination Date based on the Valuation Assumptions. The Valuation Assumptions are to be applied in a manner consistent with the illustrative example attached as Appendix A hereto.

i) Basis and Agreement Value Schedule. Within 120 calendar days after the Closing Date, DWA shall deliver to DWI II a schedule (the “Basis and Agreement Value Schedule”) that shows, in reasonable detail, for Covered Tax purposes (i) the actual tax basis as of the Closing Date of each Original Asset, (ii) the Basis Adjustment with respect to each Original Asset and (iii) a calculation of the Agreement Value consistent with the Basis Adjustment and the methodology set forth in Section 2.01. The aggregate tax basis of the Original Assets as of the Closing Date shall equal the aggregate Initial Value of the common stock of DWA received by DWI II in the Contribution plus the Agreement Value. At the time DWA delivers the Basis and Agreement Value Schedule to DWI II it shall (x) deliver to DWI II schedules and work papers providing reasonable detail regarding the preparation of the Basis and Agreement Value Schedule and an Advisory Firm Letter supporting such Basis and Agreement Value Schedule and (y) allow DWI II reasonable access to the appropriate representatives at DWA and the Advisory Firm in connection with its review of such schedule. The Basis and Agreement Value Schedule shall become final and binding on the parties unless DWI II, within 30 calendar days after receiving such Basis and Agreement Value Schedule, provides DWA with notice of a material objection to such Basis and Agreement Value Schedule made in good faith. If the parties, using their best efforts, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Basis and Agreement Value Schedule was delivered to DWI II, DWA and DWI II shall employ the Reconciliation Procedures.

(b) Amended Basis and Agreement Value Schedule. The Basis and Agreement Value Schedule may be amended from time to time by DWA (i) in connection with a Determination, (ii) to correct inaccuracies in the original Basis and Agreement Value Schedule identified after the Closing Date as a result of the receipt of additional information relating to facts or circumstances on or prior to the Closing Date or (iii) to comply with the expert’s determination under the Reconciliation Procedures. At the time DWA delivers such amended Basis and Agreement Value Schedule to DWI II it shall (x) deliver to DWI II schedules and work papers providing reasonable detail regarding the preparation of the amended Basis and Agreement Value Schedule and an Advisory Firm Letter supporting such amended Basis and Agreement Value Schedule and (y) allow DWI II reasonable access to the appropriate representatives at DWA and the Advisory Firm in connection with its review of such schedule. The amended Basis and Agreement Value Schedule shall become final and binding on the parties unless DWI II, within 30 calendar days after receiving such amended Basis and Agreement Value Schedule, provides DWA with notice of a material objection to such amended Basis and Agreement Value Schedule made in good faith. If the parties, using their best efforts, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such amended Basis and Agreement Value Schedule was delivered to DWI II, DWA and DWI II shall employ the Reconciliation Procedures.

(a) Tax Benefit Schedule. Within 10 calendar days after filing the Federal income tax return of DWA for the relevant Covered Taxable Year, DWA shall provide to DWI II a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or the Realized Tax Detriment for such Covered Taxable Year (the “Tax Benefit Schedule”). At the time DWA delivers the Tax Benefit Schedule to DWI II it shall (i) deliver to DWI II schedules and work papers providing reasonable detail regarding the preparation of the Tax Benefit Schedule and an Advisory Firm Letter supporting such Tax Benefit Schedule and (ii) allow DWI II reasonable access to the appropriate representatives at DWA and the Advisory Firm in connection with its review of such schedule. The Tax Benefit Schedule shall become final and binding on the parties unless DWI II, within 30 calendar days after receiving such Tax Benefit Schedule, provides DWA with notice of a material objection to such Tax Benefit Schedule made in good faith. If the parties, using their best efforts, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Tax Benefit Schedule was delivered to DWI II, DWA and DWI II shall employ the Reconciliation Procedures.

(b) Amended Tax Benefit Schedule. The Tax Benefit Schedule for any Covered Taxable Year may be amended from time to time by DWA (i) in connection with a

Determination affecting such Tax Benefit Schedule, (ii) to correct inaccuracies in the original Tax Benefit Schedule identified as a result of the receipt of additional factual information relating to a Covered Taxable Year after the date the Tax Benefit Schedule was provided to DWI II, (iii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Covered Taxable Year, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Covered Taxable Year attributable to an amended tax return filed for such Covered Taxable Year (provided, however, that such a change attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Tax Benefit Schedule unless and until there has been a Determination with respect to such change) or (v) to comply with the expert’s determination under the Reconciliation Procedures. At the time DWA delivers such an amended Tax Benefit Schedule pursuant to this Section 2.03(b) (an “Amended Tax Benefit Schedule”) to DWI II it shall (x) deliver to DWI II schedules and work papers providing reasonable detail regarding the preparation of the Amended Tax Benefit Schedule and an Advisory Firm Letter supporting such Amended Tax Benefit Schedule and (y) allow DWI II reasonable access to the appropriate representatives at DWA and the Advisory Firm in connection with its review of such schedule. Such Amended Tax Benefit Schedule shall become final and binding on the parties unless DWI II, within 30 calendar days after receiving such Amended Tax Benefit Schedule, provides DWA with notice of a material objection to such Amended Tax Benefit Schedule made in good faith. If the parties, using their best efforts, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Amended Tax Benefit Schedule was delivered to DWI II, DWA and DWI II shall employ the Reconciliation Procedures.

(c) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Covered Taxable Year is intended to measure the decrease or increase in the actual Covered Tax liability of the DWA Affiliated Group for such Covered Taxable Year attributable to the Basis Adjustment and Imputed Interest, determined using a “with and without” methodology. Carryovers or carrybacks of any tax item attributable to the Basis Adjustment and Imputed Interest (determined using such “with and without” methodology) shall be considered to be subject to the rules of the Code and the Treasury Regulations or the California Revenue and Taxation Code, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in the order determined using such “with and without” methodology. Appendix B to this Agreement provides illustrative examples of the applicable principles described in this Section 2.03(c) of this Agreement.

Tax Benefit Payments

Payments. (a) Within 3 calendar days of the delivery of the Tax Benefit Schedule to DWI II for any Covered Taxable Year (a) DWA shall pay to DWI II an amount equal to 85% of the Realized Tax Benefit (if any) for such Covered Taxable Year and (b) DWI II shall pay to DWA an amount equal to 85% of the Realized Tax Detriment (if any) for such Covered Taxable Year, in each case with interest calculated at the Agreed Rate from the due date (without extensions) for filing the Tax Return with respect to Covered Taxes for such Covered Taxable

Year. Each such payment (a “Tax Benefit Payment”) shall be made by wire transfer of immediately available funds to a bank account of the recipient previously designated by it to the other party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, Federal Income Tax payments.

(b) Within 3 calendar days of the delivery of an Amended Tax Benefit Schedule to DWI II for any Covered Taxable Year, DWA shall pay to DWI II, or DWI II shall pay to DWA, as appropriate, an amount equal to the difference between the Realized Tax Benefit or the Realized Tax Detriment reflected on such Amended Tax Benefit Schedule and the Realized Tax Benefit or the Realized Tax Detriment reflected on the Tax Benefit Schedule or prior amended Tax Benefit Schedule for the relevant Covered Taxable Year.

No Duplicative Payments. No duplicative payment of any amount (including interest) will be required under this Agreement.

Termination

Early Termination of Agreement. DWA may terminate this Agreement at any time by paying to DWI II the Early Termination Payment as of the date of the Early Termination Notice. DWA may terminate this Agreement upon the occurrence of a Change of Control Event by paying to DWI II the Change of Control Termination Payment as of the date of the Early Termination Notice. Upon payment of the Early Termination Payment or the Change of Control Termination Payment by DWA, neither DWI II nor DWA shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by DWA and DWI II as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Covered Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (a) or (b) is included in the Early Termination Payment or Change of Control Termination Payment).

Early Termination Notice. If DWA chooses to exercise its right of early termination under Section 4.01 above, DWA shall deliver to DWI II a notice (the “Early Termination Notice”) specifying DWA’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment or the Change of Control Termination Payment, as the case may be. At the time DWA delivers the Early Termination Notice to DWI II it shall (a) deliver to DWI II schedules and work papers providing reasonable detail regarding the calculation of the Early Termination Payment or the Change of Control Termination Payment, as the case may be, in a manner consistent with the guidelines set forth in Section 4.03 of this Agreement and an Advisory Firm Letter supporting such Early Termination Notice and (b) allow DWI II reasonable access to the appropriate representatives at DWA and the Advisory Firm in connection with its review of such Early Termination Notice. Such Early Termination Notice shall become final and binding on the parties unless DWI II, within 30 calendar days after receiving such Early Termination Notice, provides DWA with notice of a material objection to such Early Termination Notice made in good faith. If the parties, using their best efforts, are unable to successfully resolve the issues raised in such notice within 60 calendar days after such Early Termination Notice was delivered to DWI II, DWA and DWI II shall employ the Reconciliation Procedures.

Payment upon Early Termination. (a) Within 3 calendar days of the delivery to DWI II of the Early Termination Notice or any amendment to the Early Termination Notice, DWA shall pay to DWI II an amount equal to the Early Termination Payment or the Change of Control Termination Payment, as the case may be. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the relevant party.

(b) The Early Termination Payment as of the date of an Early Termination Notice shall equal the present value, discounted at the Early Termination Rate, of all Tax Benefit Payments that would be required to be paid by DWA to DWI II during the period from the date of the Early Termination Notice through the Scheduled Termination Date assuming (1) the Valuation Assumptions are applied and (2) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Notice will be utilized by DWA on pro rata basis from the date of the Early Termination Notice through the Scheduled Termination Date. For the avoidance of doubt, the Early Termination Payment would be equal to the Agreement Value if the Early Termination Notice were delivered as of the Closing Date and the Early Termination Rate were equal to the Statutory Rate.

(c) The Change of Control Termination Payment as of the date of an Early Termination Notice shall equal the Early Termination Payment as of such date multiplied by 70%.

No Other Right of Early Termination. For the avoidance of doubt, DWI II shall not be entitled to cause an early termination of this Agreement.

Subordination and Late Payments

Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or Change of Control Termination Payment required to be made by DWA to DWI II under this Agreement (a “DWA Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any DWA Senior Obligations and shall rank pari passu with all current or future unsecured obligations of DWA that are not DWA Senior Obligations.

Late Payments by DWA. The amount of all or any portion of a DWA Payment not made to DWI II when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such DWA Payment was due and payable.

Late Payments by DWI II. The amount of all or any portion of a Tax Benefit Payment required to be made by DWI II to DWA under this Agreement that is not made to DWA when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Agreed Rate and commencing from the date on which such Tax Benefit Payment was due and payable.

No Disputes; Consistency; Cooperation

DWI II Participation In DWA Tax Matters. Except as otherwise provided herein, DWA shall have full responsibility for, and sole discretion over, all Tax matters concerning any member of the DWA Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, DWA shall notify DWI II of, and keep DWI II reasonably informed with respect to, and DWI II shall have the right to participate in and monitor (but, for the avoidance of doubt, not to control) the portion of any audit of the DWA Group by a Taxing Authority the outcome of which is reasonably expected to affect DWI II’s rights and obligations under this Agreement, and shall provide to DWI II reasonable opportunity to provide information and other input to DWA and its advisors concerning the conduct of any such portion of such audits. No member of the DWA Group shall settle or otherwise resolve any audit or other challenge by a Taxing Authority relating to the basis of the Original Assets or the deduction of Imputed Interest without the consent of DWI II, which DWI II shall not unreasonably withhold, condition or delay. Nothing in this Agreement shall alter DWI I’s full responsibility for, and sole discretion over, any audit of DWI I or any of its affiliates relating to the Vulcan Transaction.

Consistency. Unless there is a Determination to the contrary, DWA, on its own behalf and on behalf of each member of the DWA Group, and DWI II, on its own behalf and on behalf of each of its affiliates, agree to report and cause to be reported for all purposes, including Federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by DWA in any schedule, letter or certificate required to be provided by or on behalf of DWA under this Agreement. In the event that an Advisory Firm is replaced with another firm acceptable to DWA and DWI II, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or DWA and DWI II agree to the use of other procedures and methodologies.

Cooperation. DWI II shall (and shall cause its affiliates to) (a) furnish to DWA in a timely manner such information, documents and other materials as DWA may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make its employees available to DWA and its representatives to provide explanations of documents and materials and such other information as the DWA or its representative may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter.

Minimum Net Asset Requirement

Minimum Asset Value. (a) At all times, DWI II shall own, legally and beneficially, Specified Assets that have an aggregate value (as determined under paragraph (b)) equal to the sum of (i) the amount of any payments made by DWA to DWI II in the current year and during the lesser of (A) the preceding six (6) Covered Taxable Years and (B) the taxable years of DWA with respect to which the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) has not expired, (ii) $10 million, and (iii) the amount of any Liabilities incurred by DWI II, other than Liabilities under this Agreement or the Indemnity Agreement.

(b) For purposes of paragraph (a), the value of (i) any equity securities described in clause (iii) of the definition of Specified Assets shall be equal to 80% of their fair market value, (ii) any partnership interest in Holdco shall be equal to the value (subject to clause (i)) of property held by Holdco that was contributed by DWI II to Holdco, (iii) any other Specified Asset shall be its fair market value. The fair market value of a particular Specified Asset shall be determined based on generally accepted market practices, as reasonably determined by DWI II.

Liabilities. DWI II shall not incur any Liabilities other than (i) Liabilities under this Agreement or the Indemnity Agreement or (ii) Liabilities, of an aggregate amount not to exceed $250,000, incurred in the ordinary course of business of DWI II.

Net Asset Valuation Statement. Within 45 Business Days after each Net Asset Valuation Date, DWI II shall deliver to DWA a statement (the “Net Asset Valuation Statement”) setting forth the amount, as of the relevant Net Asset Valuation Date, of (i) Specified Assets owned, legally and beneficially, by DWI II, and (ii) any Liabilities incurred by DWI II, other than Liabilities under this Agreement or the Indemnity Agreement, with reasonable detail as to the calculation of such amounts. The Net Asset Valuation Statement shall be certified by the Person employed by DWI II (or one of its affiliates) and responsible for the financial accounting of DWI II.

Withholding of Payments. If DWI II fails to provide a Net Asset Valuation Statement at the times and in the manner provided in Section 7.03 indicating DWI II’s compliance with Sections 7.01 and 7.02 (subject to Section 7.05) (a “DWI II Certification Noncompliance”) and DWI II has received notice from DWA of such DWI II Certification Noncompliance, DWA shall not be obligated to make any payments to DWI II under Section 3.01 or Section 5.02; provided that DWA shall make such payments to DWI II promptly after DWI II establishes, to the reasonable satisfaction of DWA, that DWI II has cured the DWI II Certification Noncompliance.

Guarantee. DWI II shall have no obligations under Section 7.01, Section 7.02 or Section 7.03, and Section 7.04 shall not apply, to the extent that Paul G. Allen (i) fully, absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, (A) the due and punctual payment of each payment required to be made by DWI II under this Agreement, when and as due, including payments in respect of interest thereon and (B) the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations and liabilities of DWI II under or pursuant to this Agreement, and (ii) agrees that the obligations described in clause (i) may be extended, amended, modified or renewed, in whole or in part, without notice to or further assent from him, and that he will remain bound upon his guarantee notwithstanding any extension, amendment, modification or renewal of any such obligation.

General Provisions

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to DWA, to:

DreamWorks Animation SKG, Inc.

Grandview Building

1000 Flower Street

Glendale, California 91201

Fax: (818) 659-6123

Attention:  Katherine Kendrick, Esq.

                  General Counsel

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Fax: (212) 474-3700

Attention:  Stephen L. Gordon, Esq.

if to DWI II, to:

Vulcan, Inc.

505 Fifth Avenue South, Suite 900

Seattle, WA 98104

Fax: (206) 342-2330

Attention:  Joe Franzi

                  Vice President, Tax, Risk and Asset Management

with a copy to:

Skadden Arps Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax: (212) 735-2000

Attention:  Nicholas Saggese, Esq. and David Rievman, Esq.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws.

Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Successors; Assignment; Amendments. DWI II may not assign this Agreement to any person without the prior written consent of DWA, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, (i) DWI II may pledge some or all of its rights, interests or entitlements under this Agreement to any U.S. money center bank in connection with a bona fide loan or other indebtedness, (ii) DWI II may assign some or all its rights, interests or entitlements under this Agreement to any related entity within the meaning of Section 267(b) or 707(b) of the Code and (iii) DWI II may assign its obligations under this Agreement to any related entity within the meaning of Section 267(b) or 707(b) of the Code provided, that, DWI II and its assignee certify that the assignee satisfies the requirements of Section 7.01 and Section 7.02, subject to Section 7.05, in each case without the prior written consent of DWA. DWA may not assign any of its rights, interests or entitlements under this Agreement without the consent of DWI II, not to be unreasonably withheld or delayed. Subject to each of the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns including any acquiror of all or substantially all of the assets of DWA. In the event that DWA ceases to be the common parent of the DWA Affiliated Group, the successor common parent of such group shall assume all of DWA’s rights and obligations under this Agreement.

No amendment to this Agreement shall be effective unless it shall be in writing and signed by DWA and DWI II.

Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Submission to Jurisdiction; Waivers. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the States of New York and Delaware and any court of the United States located in the Borough of Manhattan in New York City or the State of Delaware; (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party; (c) consents to the service of process at the address set forth for notices in Section 8.01 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable law; and (d) waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding.

Reconciliation. In the event that DWA and DWI II are unable to resolve a disagreement within the relevant period designated in this Agreement, the matter shall be submitted for determination to a nationally recognized expert in the particular area of disagreement mutually acceptable to both parties. The expert shall be employed by a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the expert shall not, and the firm that employs the expert shall not, have any material relationship with either DWA or DWI II or other actual or potential conflict of interest. If the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by DWA or its affiliate, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such expert or amending any return shall be borne by the party who did not have the prevailing position, or if a compromise is reached by the DWA and DWI II, the costs and expenses shall be borne equally by the parties. The expert shall determine which party prevails. The determinations of the expert pursuant to this Section 8.09 shall be binding on DWA and DWI II absent manifest error.

IN WITNESS WHEREOF, DWA and DWI II have duly executed this Agreement as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,

By	/s/ Katherine Kendrick
Name:	Katherine Kendrick
Title:	VP and General Counsel

Address:

DW INVESTMENT II, INC.,

By	/s/ W. Lance Conn
Name:	W. Lance Conn
Title:	Vice President

Address:

Appendix A

[To be finalized.]

Appendix B

[To be finalized.]